Exhibit 99.1

Paul Broyer

Candela Corporation

508-358-7400 x435

CANDELA REPORTS REVENUE GROWTH OF 34% AND A 158%
GROWTH ON INCOME FROM CONTINUING OPERATIONS

Wayland, MA – January 31, 2006 — Candela Corporation (NASDAQ: CLZR) announced today that revenues for its second fiscal quarter ending December 31, 2005 were $37.7M versus $28.2M for the same quarter a year earlier, a 34% increase.

Income from continuing operations for the quarter was $4,510,000 or $0.19 per share, versus $1,750,000 and $0.07 per share one year earlier, increases of 158% and 171% respectively.

For the first six months of the fiscal year, the Company reported sales of $65,800,000 versus $50,600,000 for the same period last year, a 30% increase.

Income from continuing operations for the first six months was $7,527,000 or $0.32 per share, versus $4,596,000 and $0.20 per share a year earlier, increases of 64% and 60% respectively.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, said: “We are obviously delighted with these results, especially given that the December quarter is traditionally our second slowest.”  Puorro added: “As we head into the second half of our fiscal year, we remain confident of our ability to execute our business plan and continue to be the leader in this space.”

About Candela:

Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 17 years ago, and currently has an installed base of 8,500 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 2, 2005.  Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	December 31,	July 2,
	2005	2005
Assets

Current assets:
Cash and cash equivalents	$49,762	$56,582
Marketable securities	2,999	—
Accounts receivable, net	32,762	34,866
Notes receivable	516	805
Inventories, net	13,860	12,676
Other current assets	2,141	1,821

Total current assets	102,040	106,750

Property and equipment, net	3,086	3,240

Long-term investments	6,995	—
Other assets	9,921	6,826

Total assets	$122,042	$116,816

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,974	$11,674
Accrued payroll and related expenses	3,234	4,830
Accrued warranty	5,527	5,291
Income taxes payable	1,429	2,073
Other accrued liabilities	5,554	5,165
Current liabilities of discontinued operations	1,190	1,302
Deferred income	7,384	6,037
Total current liabilities	32,292	36,372

Other long-term liabilities	5,304	5,668
Long-term liabilities of discontinued operations	324	437
Total long-term liabilities	5,628	6,105

Stockholders’ equity
Common stock	252	248
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	56,649	54,027
Accumulated earnings	40,877	33,346
Cumulative translation adjustment	(659)	(285)
Total stockholders’ equity	84,122	74,339

Total liabilities and stockholders’ equity	$122,042	$116,816

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the six months ended:
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005

Revenue	$37,720	$28,204	$65,807	$50,595
Cost of sales	18,745	14,228	32,279	24,578

Gross profit	18,975	13,976	33,528	26,017

Operating expenses:
Research and development	1,800	1,621	3,442	2,956
Selling, general and administrative	10,537	9,997	19,255	16,657

Total operating expenses	12,337	11,618	22,697	19,613

Income from operations	6,638	2,358	10,831	6,404

Other income (expense):
Interest income	262	141	510	237
Other income (expense)	(65)	75	(3)	118

Total other income	197	216	507	355

Income from continuing operations before income taxes	6,835	2,574	11,338	6,759

Provision for income taxes	2,325	824	3,811	2,163

Income from continuing operations	4,510	1,750	7,527	4,596
Discontinued operations:

Gain on disposal of Skin Care Center, includes a revision of leasehold obligations of $1,374 less income tax expense of $515.	—	859	—	859

Net income	$4,510	$2,609	$7,527	$5,455

Net income per share of common stock:
Basic:
Income from continuing operations	$0.20	$0.08	$0.33	$0.20
Income from discontinued operations	—	0.04	—	0.04
Basic earnings per share	0.20	0.12	0.33	0.24

Diluted:
Income from continuing operations	0.19	0.07	0.32	0.20
Income from discontinued operations	—	0.04	—	0.04
Diluted earnings per share	$0.19	$0.11	$0.32	$0.24

Weighted average shares outstanding	22,680	22,363	22,598	22,356

Diluted weighted average shares outstanding	23,498	23,063	23,366	23,058